NEWS RELEASE

            Exhibit 99.1

Vanguard Natural Resources Reports First Quarter 2009 Results

~ Adjusted Net Income, after consideration of specific non-cash items, was $5.4 Million, or $0.43 per unit,  ~

HOUSTON—May 8, 2009--Vanguard Natural Resources, LLC (NYSE Arca: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended March 31, 2009.

Mr. Scott W. Smith, President and CEO, commented, “We are pleased to have generated $10.0 million of Distributable Cash Flow during the first quarter of 2009, a record level for our company.  The hedging program we put in place over the past year insured the stability of our cash flows and allowed us to make our planned distributions to our unitholders.  This quarter’s cash flow, in combination with a conservative capital expenditure program, generated a  distribution coverage ratio of approximately 1.6 times.  For the year, we are on track to meet our 2009 earnings guidance announced in conjunction with our fourth quarter earnings press release. ”

Mr. Richard Robert, Executive Vice President and CFO, added, “Due to our proactive hedging initiatives, strong cash flow generation, and prudent management of capital, we are well positioned to weather this downturn in the economy and commodity markets.  Since the end of the March quarter, our cash position has risen to $5.4 million and our debt now stands at $134 million.  Given that approximately 100% of our natural gas production and 82% of our oil production expected for the remainder of 2009 is hedged at commodity prices well-above current levels, we feel confident in our ability to continue to produce strong Distributable Cash Flow and coverage ratios for the balance of the year.”

First Quarter 2009 Highlights:

•	Generated Adjusted EBITDA (a non-GAAP financial measure defined below) of $12.7 million, up 21% over $10.4 million in the first quarter of 2008 and slightly higher than fourth quarter 2008.

•
Produced Distributable Cash Flow (a non-GAAP financial measure defined below) of $10.0 million for the first quarter of 2009, a 43% increase over the $7.0 million generated in the first quarter of 2008 and a 67% rise over the $6.0 million generated in the fourth quarter of 2008.

•
Recorded a net loss of $50.0 million for the quarter ended March 31, 2009, compared to a net loss of $15.9 million in the 2008 first quarter.  The recent quarter included $9.8 million of non-cash unrealized net gains in our commodity and interest rate derivative contracts offset by a non-cash natural gas and oil property impairment charge of $63.8 million under our full-cost accounting method and a $1.3 million non-cash compensation charge for the unrealized fair value of phantom units granted to management. Excluding the net impact of these specific non-cash items, Adjusted Net Income (a non-GAAP financial measure defined below) was $5.4 million in the first quarter of 2009, or $0.43 per unit, as compared to Adjusted Net Income of $4.3 million, or $0.38 per unit, in the first quarter of 2008.

•	Reported average production of 17,815 Mcfe per day, up 19% over 15,016 Mcfe per day produced in the first quarter of 2008, but down 4% over fourth quarter 2008 average volumes of 18,576 Mcfe per day.

During the quarter we produced 1,140 MMcf of natural gas and 77,191 Bbls of oil, which represented an increase of 25% and 49% over the 909 MMcf and 51,713 Bbls produced, respectively, in 2008 first quarter.  Sequentially, oil production was 8% higher than the 71,570 Bbls produced in the 2008 fourth quarter but gas production was 11% lower.  Including the positive impact of our hedges in the first quarter of this year, we realized a net price of $10.65 per Mcf of natural gas and $70.53 per Bbl of crude oil.

Impairment Charge

The first quarter 2009 results included a $63.8 million impairment charge related to the write-down of our capitalized costs under full-cost accounting.  Under full-cost accounting, our dry hole and geological costs are capitalized into the full cost pool, and are subject to amortization and ceiling test limitations.  The ceiling is based on the net present value of the estimated future revenues, as determined by the commodity spot prices at the end of each quarter, discounted at 10%.  Capitalized costs must be equal to or less than this ceiling.  Because of the precipitous drop in gas prices at the end of the first quarter 2009, the net present value of future revenues declined significantly.  As a result, as of March 31, 2009, Vanguard was required to write-down its full-cost pool down to the revenue ceiling.  This impairment was calculated based on prices of $3.65 per MMBtu for natural gas and $49.64 per barrel of oil.  The impairment calculation did not consider the positive impact of the company’s commodity derivative positions as generally accepted accounting principles only allows the inclusion of derivatives designated as cash flow hedges.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of natural gas and oil price volatility on our cash flow from operations. As required by our reserve-based credit facility, we have mitigated this volatility through 2011 by implementing a hedging program on a portion of our total anticipated production. At the end of the 2009 first quarter, the fair value of commodity derivative contracts was approximately $47.2 million, of which $28.1 million will settle during the next twelve months. Currently, we use fixed-price swaps and NYMEX collars and put options to hedge natural gas and oil prices.

The following table summarizes commodity derivative contracts in place at March 31, 2009:

	April 1- December 31, 2009	2010	2011
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	2,672,864	3,782,040	3,328,312
Fixed Price ($/MMBtu)	$9.30	$8.95	$7.83
Puts:
Notional Volume (MMBtu)	613,041	—	—
Floor Price ($/MMBtu)	$7.50	$—	$—
Collars:
Notional Volume (MMBtu)	749,997	914,000	364,000
Floor Price ($/MMBtu)	$7.50	$7.90	$7.50
Ceiling Price ($/MMBtu)	$9.00	$9.24	$9.00
Total:
Notional Volume (MMBtu)	4,035,902	4,696,040	3,962,312

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	135,000	164,250	151,250
Fixed Price ($/Bbl)	$87.23	$85.65	$85.50
Collars:
Notional Volume (Bbls)	27,500	—	—
Floor Price ($/Bbl)	$100.00	$—	$—
Ceiling Price ($/Bbl)	$127.00	$—	$—
Total:
Notional Volume (Bbls)	162,500	164,250	151,250

Selling, General and Administrative Expense

Our selling, general and administrative expense rose $1.5 million to $3.2 million in the 2009 first quarter from the same period in 2008, primarily reflecting the recognition of non-cash expenses associated with our unit-based compensation program.  The 2009 first quarter results included a $2.2 million non-cash compensation expense, compared to $0.9 million a year ago, of which $1.3 million was related to the grant of phantom units on January 1, 2009 and $0.9 million was related to the amortization of common and Class B units.

On January 1, 2009, in accordance with their previously negotiated employment agreements, phantom units were granted to two officers in amounts equal to 1% of our units outstanding at January 1, 2009 and the amount paid in either cash or units will equal the appreciation in value of the units, if any, from the date of the grant until the determination date (December 31, 2009), plus cash distributions paid on the units, less an 8% hurdle rate. The fair value of the phantom units at March 31, 2009 of $1.3 million was determined using a Black Scholes model and will be recalculated at each quarter end until the final value is known at December 31, 2009.

Cash Distributions

On May 15, 2009, the Company will pay a first-quarter cash distribution of $0.50 per unit to its unitholders of record on April 30, 2009.  This quarterly distribution payment was unchanged from the amount distributed for the third and fourth quarters of 2008 and represents an increase of $0.055 per unit, or 12%, over the $0.445 distribution set in the first quarter of 2008.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of natural gas and oil properties were $1.3 million in the first quarter of 2009 compared to $2.3 million for the comparable quarter of 2008.  In this low commodity price environment, Vanguard is allocating its capital judiciously and has instituted a capital budget of between $6.0 million and $6.5 million in 2009.  These expenditures, which predominantly consist of recompletions and workovers of existing wells and a limited number of new wells in South Texas in the second half of the 2009, are expected to be funded through cash from operations.

Reserve-based Credit Facility

At the end of the first quarter, we had indebtedness under the reserve-based credit facility totaling $136.5 million, had $38.5 million available for borrowing under its reserve-based credit facility and had $2.9 million in cash on our balance sheet.  As of May 5, 2009, we have $134 million outstanding on our reserve-based credit facility and have $5.4 million in cash.

The Company’s borrowing base is redetermined semi-annually, per the terms of our credit agreement.  We expect that the semi-annual borrowing base review process will be completed during May 2009.  We anticipate a reduction in our borrowing base but based upon current expectations, we believe our liquidity and capital resources will be sufficient for the conduct of our business and operations for the foreseeable future.    If commodity prices continue to decline and banks continue to lower their internal projections of natural gas and oil prices, it is possible that we will be subject to additional decreases in our borrowing base availability in the future. If our outstanding borrowings under the reserve-based credit facility exceed 90% of the borrowing base, we would be required to suspend distributions to our unitholders until we have reduced our borrowings to below the 90% threshold. As a result, absent accretive acquisitions, to the extent available after unitholder distributions, debt service, and capital expenditures, it is our current intention to utilize our excess cash flow during 2009 to reduce our borrowings under our reserve-based credit facility.

Conference Call Information

Vanguard will host a conference call today to discuss its 2009 first quarter  results on Friday, May 8, 2009 at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (800) 762-8779 or (480) 629-9031, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until May 22, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4058441#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC

Operating Statistics

(Unaudited)

	Three Months Ended March 31,
	2009		2008
Net Natural Gas Production:
Appalachian gas (MMcf)	805		867
Permian gas (MMcf)	59		42	(a)
South Texas gas (MMcf)	276		-	(b)
Total natural gas production (MMcf)	1,140		909

Average Appalachian daily gas production (Mcf/day)	8,949		9,527
Average Permian daily gas production (Mcf/day)	658		693	(a)
Average South Texas daily gas production (Mcf/day)	3,062		-	(b)
Average Vanguard daily gas production (Mcf/day)	12,669		10,220

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$10.65	(c)	$10.47	(c)
Net realized gas price, excluding hedges	$5.55		$9.93

Net Oil Production:
Appalachian oil (Bbls)	16,511		10,991
Permian oil (Bbls)	60,680		40,722	(a)
Total oil (Bbls)	77,191		51,713

Average Appalachian daily oil production (Bbls/day)	183		121
Average Permian daily oil production (Bbls/day)	674		679	(a)
Average Vanguard daily oil production (Bbls/day)	857		800

Average Oil Sales Price per Bbl:
Net realized oil price, including hedges	$70.53		$89.65
Net realized oil price, excluding hedges	$37.31		$96.33

(a)	The Permian Basin acquisition closed on January 31, 2008 and, as such, only two months of operations are included in the three month period ended March 31, 2008.

(b)	The South Texas acquisition closed on July 28, 2008 and, as such, no operations are included in the three month period ended March 31, 2008.

(c)	Excludes amortization of premiums paid and non-cash settlements on derivative contracts.

 VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008 (a) (b)
Revenues:
Natural gas and oil sales	$9,202	$14,002
Gain (loss) on commodity cash flow hedges	(896)	416
Gain (loss) on other commodity derivative contracts	17,649	(21,772)
Total revenues	25,955	(7,354)

Costs and expenses:
Lease operating expenses	3,133	2,015
Depreciation, depletion, amortization and accretion	3,783	2,824
Impairment of natural gas and oil properties	63,818	—
Selling, general and administrative expenses	3,152	1,646
Production and other taxes	642	966
Total costs and expenses	74,528	7,451

Loss from operations	(48,573)	(14,805)

Other income and (expense):
Interest income	—	8
Interest expense	(1,013)	(1,130)
Loss on interest rate derivative contracts	(379)	(5)
Total other expense, net	(1,392)	(1,127)

Net loss	$(49,965)	$(15,932)

Net loss per unit:
Common & Class B units – basic	$(3.98)	$(1.42)

Common & Class B units – diluted	$(3.98)	$(1.42)

Weighted average units outstanding:
Common units – basic & diluted	12,145,873	10,795,000
Class B units – basic & diluted	420,000	420,000

(a)	The South Texas acquisition closed on July 28, 2008 and, as such, no operations are included in the three month period ended March 31, 2008.

(b)	The Permian Basin acquisition closed on January 31, 2008 and, as such, only two months of operations are included in the three month period ended March 31, 2008.

 VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,924	$3
Trade accounts receivable, net	4,204	6,083
Derivative assets	28,106	22,184
Other receivables	3,797	2,763
Other current assets	637	845
Total current assets	39,668	31,878

Natural gas and oil properties, at cost	286,632	284,447
Accumulated depletion	(169,739)	(102,178)
Natural gas and oil properties evaluated, net – full cost method	116,893	182,269

Other assets
Derivative assets	19,087	15,749
Deferred financing costs	805	882
Other assets	1,053	1,784
Total assets	$177,506	$232,562

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$883	$2,148
Accounts payable – natural gas and oil	871	1,327
Payables to affiliates	1,263	2,555
Derivative liabilities	244	486
Accrued expenses	2,311	1,248
Total current liabilities	5,572	7,764

Long-term debt	136,500	135,000
Derivative liabilities	2,599	2,313
Asset retirement obligations	2,159	2,134
Total liabilities	146,830	147,211

Commitments and contingencies

Members’ equity
Members’ capital, 12,145,873 common units issued and outstanding at March 31, 2009 and December 31, 2008	32,399	88,550
Class B units, 420,000 issued and outstanding at March 31, 2009 and December 31, 2008	5,195	4,606
Accumulated other comprehensive loss	(6,918)	(7,805)
Total members’ equity	30,676	85,351

Total liabilities and members’ equity	$177,506	$232,562

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred taxes, and

•	Unit-based compensation expense

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred taxes, and

•	Unit-based compensation expense.

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss to Adjusted EBITDA (1) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2009	2008 (2) (3)

Net Loss	$(49,965)	$(15,932)
Plus:
Interest expense, including realized losses on interest rate derivative contracts	1,349	1,130
Depreciation, depletion, amortization and accretion	3,783	2,824
Impairment of natural gas and oil properties	63,818	-
Amortization of premiums paid and non-cash settlements on derivative contracts	1,465	1,301
Unrealized (gains) losses on other commodity and interest rate derivative contracts	(9,786)	20,210
Deferred taxes	(197)	-
Unit-based compensation expense	2,188	915
Less:
Interest income	-	8
Adjusted EBITDA	$12,655	$10,440
Less:
Interest expense, net	1,349	1,122
Drilling, capital workover and recompletion expenditures	1,260	2,316
Distributable Cash Flow	$10,046	$7,002

(1)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2)	The South Texas acquisition closed on July 28, 2008 and as such no operations are included in the three month period ended March 31, 2008.

(3)	The Permian Basin acquisition closed on January 31, 2008 and as such only two months of operations are included in the three month period ended March 31, 2008.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to management; and

•	Impairment of natural gas and oil properties.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash natural gas and oil property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC

Reconciliation of Net Loss to Adjusted Net Income

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net Loss	$(49,965)	$(15,932)
Plus:
Unrealized loss on interest rate derivative contracts	43	-
Unrealized loss on other commodity derivative contracts	-	20,210
Unrealized fair value of phantim units grandted to management	1,301	-
Impairment of natural gas and oil properties	63,818	-
Less:
Unrealized gain on other commodity derivative contracts	(9,829)	-
Total adjustments	55,333	20,210

Adjusted Net Income	$5,368	$4,278

Basic and diluted net loss per unit:	$(3.98)	$(1.42)
Plus:
Impairment of natural gas and oil properties	5.08	-
Unrealized fair value of phantom units granted to management	0.10	-
Less:
Unrealized gain on commodity and interest rate derivative contracts, net	(0.77)	1.80
Basic and diluted adjusted net income per unit:	$0.43	$0.38

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC                                                                                                   DRG&E
Richard Robert, EVP and CFO, 832-327-2258                                                                                  Jack Lascar/Carol Coale, 713-529-6600
investorrelations@vnrllc.com                                                                                                           jlascar@drg-e.com or ccoale@drg-e.com